EXHIBIT 99

EMC INSURANCE GROUP INC. RELEASES
2011 THIRD QUARTER OPERATING LOSS ESTIMATE,
REVISES 2011 OPERATING LOSS GUIDANCE, AND
PROVIDES EARNINGS CALL ACCESS INFORMATION

DES MOINES, Iowa (October 21, 2011) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that third quarter 2011 operating results  will be negatively impacted by a record amount of catastrophe losses.  Management anticipates that the Company will report a third quarter 2011 operating loss1 in the range of $0.11 to $0.17 per share.

Third quarter catastrophe losses are expected to approximate $1.33 per share after tax, compared to $0.96 per share after tax in the third quarter of 2010.  The property and casualty insurance segment is expected to report catastrophe losses of approximately $19.3 million or $0.98 per share after tax, including $8.5 million ($0.43 per share after tax) associated with three Midwest hail/wind storms and $6.0 million ($0.30 per share after tax) stemming from increased loss estimates on several second quarter catastrophic events.  The reinsurance segment is expected to report catastrophe losses of approximately $7.0 million or $0.35 per share after tax, including $1.7 million ($0.08 per share after tax) associated with Hurricane Irene, $1.0 million ($0.05 per share after tax) associated with Texas wildfires and $0.9 million ($0.05 per share after tax) associated with a Midwest hail storm.

“2011 has been a year of record catastrophe losses,” stated Bruce G. Kelley, President and Chief Executive Officer.  “Through the first nine months of 2011 we have incurred approximately $3.86 per share of catastrophe losses, far exceeding our previous full-year record of $2.52 per share set in 2008.  Despite this unprecedented level of catastrophe losses, our balance sheet remains strong and our carried reserves continue to be in the upper quartile of the actuarial range of estimates.”

Based on actual results for the first nine months of the year and projections for the remainder of the year, management has revised its 2011 operating loss guidance from the previous range of ($0.30) to ($0.55) per share to a new range of ($0.55) to ($0.80) per share. The revised guidance is based on a projected GAAP combined ratio of 115.2 percent for the year.

Third quarter earnings will be released before the market opens on November 8, 2011 and an earnings call will be held at 11:00 a.m. eastern standard time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s third quarter 2011 earnings results, as well as its expectations for the remainder of 2011.

TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through February 18, 2012. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); passcodes (both required for playback) are account no. 286; conference ID no. 381061.

WEBCAST: A webcast of the teleconference can be accessed at the Company’s investor relations page at www.emcins.com/ir.  The archived webcast will be available until February 8, 2012.

TRANSCRIPT: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

 ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.  While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.